UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2005

OLD NATIONAL BANCORP
(Exact name of Registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation)	001-15817 (Commission File Number)		35-1539838 (IRS Employer Identification No.)
1 Main Street, Evansville, IN (Address of Principal Executive Offices)		47708 (Zip Code)

(812) 464-1294
(Registrant's Telephone Number, Including Area Code)

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Item 3.02. Unregistered Sales of Equity Securities.

On March 29, 2005, Old National Bancorp (the "Registrant"), ONB Benefits Administration ("ONB Benefits") and J.W.F. Specialty Company, Inc. ("J.W.F. Specialty") entered into an Asset Purchase Agreement pursuant to which J.W.F. Specialty agreed to transfer substantially all of its assets, liabilities and obligations to ONB Benefits in exchange for common stock of the Registrant and other consideration. The exact number of shares of the Registrant's common stock that J.W.F. Specialty will receive is based upon the formula which follows and will be determined at the completion of the transaction. The transaction is expected to close early in the second quarter. Subject to certain adjustments, the formula provides that J.W.F. Specialty will receive the whole number of shares of the Registrant's common stock equal to the quotient arrived at by dividing six million eight hundred forty thousand and no/100 dollars ($6,840,000) by the average of the per share closing prices of the Registrant's common stock (the "Average Price Per Share") as reported on the New York Stock Exchange (the "NYSE") for the first five business days on which trades of shares of the Registrant's stock are reported on the NYSE within the ten (10) calendar days immediately preceding the effective time of the transaction. Based upon such formula, if the transaction would have been completed on March 29, 2005, J.W.F. Specialty would have received approximately 341,830 shares of the Registrant's common stock.

Also on March 29, 2005, the Registrant, ONB Insurance Group ("ONB Insurance"), J.W.F. Insurance Companies, Inc. ("J.W.F. Insurance") and the shareholders of J.W.F. Insurance (the "Shareholders") entered into an Agreement of Affiliation and Merger pursuant to which the Shareholders will exchange their shares of J.W.F. Insurance for shares of common stock of the Registrant. The exact number of shares of the Registrant's common stock that the Shareholders will receive is based upon the formula which follows and will be determined at the completion of the transaction. The transaction is expected to close early in the second quarter. Subject to certain adjustments, the aggregate number of shares of common stock of the Registrant that the Shareholders will receive is equal to the product arrived at by multiplying 9,000 by the quotient of $1,294.44 divided by the Average Price Per Share. Based upon such formula, if the transaction would have been completed on March 29, 2005, the Shareholders would have received approximately 582,207 shares of the Registrant's common stock in the aggregate.

For purposes of both issuances of the Registrants common stock described in this Current Report on Form 8-K, the Registrant is relying upon the exemption from the registration requirements of the Securities Act of 1933 (the "Securities Act") provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Old National Bancorp
(Registrant)

Date: April 4, 2005

By: /s/ Christopher A. Wolking
Christopher A. Wolking
Executive Vice President and Chief Financial Officer